Exhibit 8.1

Suite 1800

222 S.W. Columbia

Portland, OR 97201-6618

503-226-1191

Fax 503-226-0079

[ATER WYNNE LLP LETTERHEAD]

August 28, 2006

Planar Systems, Inc.

1195 NW Compton Drive

Beaverton, OR 97006-1992

Ladies and Gentlemen:

We are acting as counsel to Planar Systems, Inc., an Oregon corporation (“Planar”), in connection with the merger (the “Merger”) involving Planar, Cornell Acquisition Corporation, an Oregon corporation (“MergerSub”), and Clarity Visual Systems, Inc., an Oregon corporation (“Clarity”). The Merger is structured as a statutory merger of Clarity with and into MergerSub in which MergerSub will be the surviving entity, in accordance with that certain Agreement and Plan of Merger and Reorganization by and among Planar, MergerSub, Clarity, Paul E. Gulick, as Shareholder Representative, and Mellon Investor Services LLC, as Escrow Agent, dated as of July 18, 2006, and the exhibits thereto (the “Agreement”). Except as otherwise indicated herein, capitalized terms used in this opinion are defined in the Agreement.

This opinion is being delivered in connection with the Form S-4 Registration Statement filed by Planar with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed Merger and to which this opinion appears as an Exhibit (the “Registration Statement”).

For purposes of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, representations and warranties contained in the following documents:

1. The Agreement (including exhibits thereto);

2. The Registration Statement; and

3. Such other instruments and documents related to the formation, organization and operation of Clarity, MergerSub and Planar or the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed or obtained representations and are relying thereon (without any independent investigation or review thereof) that:

1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

2. The Merger will be consummated in accordance with the provisions of the Agreement and in the manner contemplated by the Registration Statement and will be effective under applicable state law, and the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Agreement without any waiver, breach or amendment thereof;

3. All representations, warranties and statements made or agreed to by Clarity, MergerSub, and Planar, their managements, employees, officers, directors and shareholders in connection with the Merger, including, but not limited to, those set forth in the Agreement (including exhibits thereto) and those set forth in representation letters to be provided to us by the parties to the Merger are true and accurate at all relevant times; and

4. Any statement, representation or warranty referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification.

Planar Systems, Inc.

August 28, 2006

Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, it is our opinion that, if the Merger is consummated in accordance with the provisions of the Agreement and the exhibits thereto, the statements regarding United States federal income tax consequences set forth in the Registration Statement under the heading “Material Federal Income Tax Consequences,” insofar as they constitute statements of law or legal conclusions, accurately describe the material United States federal income tax consequences of the Merger.

This opinion is based on the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations promulgated under the Code, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this opinion and any of which could be changed at any time. Any such changes could be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify this opinion. We undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the United States federal income tax laws.

No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. No opinion is expressed as to any federal, state or local, foreign or other tax consequences, other than as set forth in the Registration Statement under the heading “Material Federal Income Tax Consequences.”

In reviewing this opinion, you should be aware that this opinion represents our conclusions regarding the application of existing United States federal income tax laws to the Merger. If the facts vary from those relied upon (including if any representations, covenants, warranties or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), this opinion could be inapplicable. You should be aware that an opinion of counsel represents only the best legal judgment of counsel, and has no binding or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues addressed herein would not hold otherwise.

This opinion is being delivered solely in connection with the filing of the Registration Statement; it may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent. We do, however, consent to (i) the filing of this opinion as an exhibit to the Registration Statement and (ii) in connection with the delivery of this opinion, the use of our name in the Registration Statement wherever it appears with respect to the discussion of the United States federal income tax consequences of the Merger.

Very truly yours,

/s/    Ater Wynne LLP

Ater Wynne LLP